Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP & Treasurer
410-568-1500

SINCLAIR REFINANCES A PORTION OF ITS BANK CREDIT FACILITY; CLOSES SECOND LIEN NOTES OFFERING

BALTIMORE (October 29, 2009) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company”) announced today that its wholly-owned subsidiary, Sinclair Television Group, Inc. (“Sinclair”), has refinanced a portion of the borrowings under its existing senior secured bank credit facility (the “Bank Credit Agreement”) pursuant to an amendment and restatement thereof.  Sinclair also closed on the private placement of $500 million aggregate principal amount of its 9.25% senior secured second lien notes due 2017 (the “Notes”).

Under the amendment and restatement of the Bank Credit Agreement, Sinclair raised a $330 million tranche B term loan, priced at LIBOR plus 4.50% and maturing October 29, 2015.  The loan was used to repay Sinclair’s existing $78.8 million tranche A and $216.6 million tranche A-1 term loans, which were to mature in December 2011 and December 2012, respectively, and to reduce amounts outstanding under the revolving credit facility of the Bank Credit Agreement.

Sinclair also amended and restated its existing $175 million revolving credit facility under the Bank Credit Agreement.  Under the amended and restated terms, approximately $60.5 million in existing commitments will remain in place under the existing revolving credit facility pricing, which as of June 30, 2009 was priced at LIBOR plus 0.75%, and the facility will mature June 2011.  In addition, approximately $75.4 million in commitments were extended until December 31, 2013 at a price of LIBOR plus 4.00% with a 2.0% LIBOR floor.

The amendment and restatement of the Bank Credit Agreement was necessary to allow for Sinclair’s issuance of the Notes and was a condition to the consummation of Sinclair’s tender offers for the Company’s 3% Senior Convertible Notes due 2027 (the “3% Notes”) and 4.875% Senior Convertible Notes due 2018 (the “4.875% Notes” and, together with the 3% Notes, the “Convertible Notes”) pursuant to the Offer to Purchase, dated October 8, 2009 (the “Offer to Purchase”), previously filed with the Securities and Exchange Commission (the “SEC”).  The tender offers expire at 12:00 midnight, New York City time on Thursday, November 5, 2009 unless extended or earlier terminated by Sinclair.

The Notes were priced at 97.264% of their principal amount and will bear interest at a rate of 9.25% per annum payable semi-annually on May 1 and November 1, commencing on May 1, 2010.  Sinclair intends to use the net proceeds from the offering to fund the tender offers for the Company’s Convertible Notes, to reduce amounts outstanding under the revolving credit facility of the Bank Credit Agreement, to pay fees and expenses related to the tender offers, the amendment and restatement of the Bank Credit Agreement and the transactions contemplated by the Memorandum of Understanding with Cunningham Broadcasting Corporation, as previously announced. Approximately $435.5 million of the net proceeds will be held in a cash collateral account and will be released only to fund the purchase of the Convertible Notes pursuant to the tender offers or, for any 3% Notes or 4.875% Notes remaining after the consummation of such tender offers, upon exercise of the put rights by the holders of such notes in May 2010 and January 2011, respectively. Any unused funds held in the cash collateral account will be released to Sinclair to be used for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The tender offers described in this press release are neither an offer to purchase nor a solicitation of an offer to sell any Convertible Notes.  Any solicitation and offer to buy Convertible Notes will only be made pursuant to the Offer to Purchase and related materials.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT and CW affiliates.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, Sinclair’s ability to consummate the tender offers, whether or not any of the Convertible Notes are tendered in the tender offers, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and Form 10-K, as filed with the SEC.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.

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